FOR IMMEDIATE RELEASE News Announcement

Patriot Capital Funding Reports 2006 Fourth Quarter and Year-End Results

WESTPORT, CT – March 5, 2007 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) (“Patriot Capital Funding” or “the Company”), a specialty finance company primarily providing financing solutions to small- to mid-sized companies in transactions initiated by private equity sponsors, today announced results for the fourth quarter and twelve-month periods ended December 31, 2006.

2006 Fourth Quarter Summary

-	Total investment income of $7.6 million

-	Net investment income of $4.1 million, or $0.26 per basic and diluted share

-	Net income of $4.5 million, or $0.29 per basic and $0.28 per diluted share

-	Originated $47.9 million in investment commitments

-	Net asset value per share of common stock at December 31, 2006 was $10.37

Portfolio Activity

During the 2006 fourth quarter, the following investment commitments were originated:

-	$25.5 million “one-stop” financing, comprised of senior and subordinated debt as well as an equity co-investment, in support of the recapitalization, by
North Castle Partners, of Caleel + Hayden LLC, a provider of proprietary, branded professional skincare and cosmetic products to the physician and spa communities.

-	$9.9 million incremental financing, comprised of junior secured debt and senior subordinated debt, to support the recapitalization of Prince Minerals,
Inc. (“Prince”), a Palladium Equity Partners II, L.P. portfolio company. The financing increased Patriot Capital Funding’s total investment in Prince to
$23.3 million. Prince is a producer of mineral-based colorants and additives supplying a wide variety of industries throughout North America and Europe.

-	$9.0 million participation in a syndicated junior secured term loan investment to fund Tata Coffee Limited’s acquisition of Eight O’Clock Coffee, the nation’s best selling whole bean coffee.

-	$3.0 million participation in a syndicated junior secured term loan investment in temporary staffing service provider EmployBridge Holding Company.

-	$0.5 million participation in a syndicated junior secured term loan investment in Stolle Machinery Company, LLC, a provider of capital equipment used in the production of aluminum and steel beverage and food cans.

During the 2006 fourth quarter, the Company received gross proceeds of $1.0 million in conjunction with the full repayment of its junior secured term loan to Bare Escentuals Beauty, Inc.

Subsequent to the 2006 fourth quarter,

-	the Company priced an offering of 2.37 million shares of common stock at $14.20 per share, raising approximately $31.7 million in net proceeds, including a partial exercise of the
over-allotment by the underwriter, Ferris, Baker, Watts
Incorporated.

-	the Company closed a $28.2 million “one-stop” financing,
comprised of senior and subordinated debt, in support of
Century Park Capital Partners’ acquisition of ROM Corporation
(“ROM”), from Hampshire Equity Partners. This investment
represented a net $12.4 million increase in Patriot Capital
Funding’s commitment to ROM, a designer, manufacturer and
supplier of products used in the transportation and trucking industries.

-	the Company closed a $22.5 million “one-stop” financing,
comprised of senior and subordinated debt as well as an equity co-investment, in support of the acquisition of Aylward
Enterprises LLC (“Aylward”) by Charter Oak Equity and Mid Oaks
Investments LLC. Aylward is a leading packaging equipment
manufacturer for the pharmaceutical, over the counter products and nutraceuticals industries.

-	the Company received gross proceeds of approximately $9.4
million in conjunction with the full repayment of its senior secured term loan and subordinated debt investment in Robert
Rothschild Farm, Inc. (“Robert Rothschild”). Proceeds received included approximately $500,000 of accrued payment-in-kind
interest and a prepayment fee.

-	the Company closed an incremental $3.9 million in financing to support the recapitalization of Fairchild Industrial Products
Co. (“Fairchild”), a designer and manufacturer of industrial control products. Fairchild is an existing portfolio company of
Hampshire Equity Partners. The incremental investment was
comprised of senior and subordinated debt. In conjunction with this investment, Patriot Capital Funding received $98,000 to redeem certain shares of Fairchild’s preferred stock held by the
Company, including accrued dividends. The Company’s total
investment commitment in Fairchild is now $24.3 million.

Patriot Capital Funding President and Chief Executive Officer Richard Buckanavage stated, “We completed our first full year as a public company with a strong fourth quarter highlighted by five transactions with an aggregate of $47.9 million in investment commitments. Our full year investment commitments of $168.4 million were well above our target of $130-$140 million for 2006. We started 2007 off well, completing an equity offering that raised approximately $32 million in net proceeds – including the over-allotment – and also closed three additional transactions representing approximately $39 million in investment commitments. Subsequent to year-end, Patriot Capital Funding also received repayment of its $9.4 million investment in Robert Rothschild, earning the Company more than 20 percent on its subordinated debt investment, and a blended internal rate of return in excess of 15 percent on our entire investment. The 2007 transactions added approximately $30 million in net year-to-date commitments.”

Portfolio Yield

The weighted average yield on all of our debt investments for the twelve months ended December 31, 2006 was 13.4 percent.

Portfolio Asset Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investments that exceed expectations and/or a capital gain is expected.
Investment Rating 2 – Investments that are generally performing in accordance with expectations.
Investment Rating 3 – Investments that require closer monitoring.
Investment Rating 4 – Investments performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investments performing significantly below expectations where we expect a loss.

At December 31, 2006, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 investments totaled $22.7 million (8.8% of the total portfolio).
Investment Rating 2 investments totaled $198.1 million (77.1% of the total portfolio).
Investment Rating 3 investments totaled $36.2 million (14.1% of the total portfolio).
Investment Rating 4 – no investments were rated 4.
Investment Rating 5 – no investments were rated 5.

Liquidity and Capital Resources

At December 31, 2006, we had cash and cash equivalents of $4.2 million, total assets of $270.5 million and net assets of $164.1 million. Our net asset value per common share was $10.37 at December 31, 2006, compared to $10.38 at September 30, 2006. We had $98.4 million of borrowings outstanding at December 31, 2006 under our $140.0 million securitization revolving credit facility. In addition, as noted above, we closed a shelf offering in January 2007 and received approximately $31.7 million in net proceeds, which we used to reduce our outstanding borrowings.

Dividend Information

On February 28, 2007, we announced that our board of directors had declared a cash dividend of $0.32 per share for the first quarter of 2007, an increase from the previous $0.31 per share quarterly cash dividend. The dividend is payable as follows:

Record date: March 15, 2007
Payment date: April 18, 2007

Our dividend is paid from taxable income. Our board of directors determines the dividend based on annual estimates of taxable income, which differs from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

2006 Fourth Quarter Conference Call/Webcast Information

Conference Call: Today – March 5 at 10:00 a.m. ET
Dial-in Number: 800/263-9162
Call Replay Until: March 7, 2007 at 12:00 p.m. ET
Replay Number: 800/633-8284
Replay Access Code: 21331376
Webcast: www.patcapfunding.com
Web Replay: 30 days

About Patriot Capital Funding, Inc.

Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company primarily providing customized financing solutions to private equity sponsors focused on making investments in small- to mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues generally ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments of up to $2.0 million.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s prospectus supplement, dated January 23, 2007, and prospectus, dated December 15, 2006, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Financial Statements

Patriot Capital Funding, Inc.
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (cost of $251,915,921 – 2006, $145,232,150 - 2005)	$251,933,655	$141,390,954
Affiliate investments (cost of $8,966,605 – 2006, $0 – 2005)	8,925,605	—
Unearned income	(3,610,884)	(3,439,295)

Total investments	257,248,376	137,951,659
Cash and cash equivalents	4,211,643	2,371,841
Restricted cash	5,113,806	7,806,328
Interest receivable	2,221,000	867,475
Other assets	1,727,680	1,658,690

TOTAL ASSETS	$270,522,505	$150,655,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$98,380,000	$21,650,000
Interest payable	523,709	60,334
Dividends payable	4,904,818	—
Accounts payable, accrued expenses and other	2,605,349	1,793,294

TOTAL LIABILITIES	106,413,876	23,503,628

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized;
no shares issued and outstanding	—	--
Common stock, $.01 par value, 49,000,000 shares authorized;
15,821,994 and 12,136,655 shares issued and outstanding
at December 31, 2006 and 2005, respectively	158,220	121,367
Paid-in capital	171,957,327	136,267,552
Accumulated net investment loss	(1,912,061)	(1,912,061)
Distributions in excess of net investment income	(2,821,587)	(3,483,297)
Net realized loss on investments	(3,262,966)	—
Net unrealized gain on interest rate swap	12,961	—
Net unrealized depreciation on investments	(23,265)	(3,841,196)

TOTAL STOCKHOLDERS’ EQUITY	164,108,629	127,152,365

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$270,522,505	$150,655,993

NET ASSET VALUE PER COMMON SHARE	$10.37	$10.48

Patriot Capital Funding, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
INVESTMENT INCOME
Interest:
Non-control/non-affiliate investments (less than 5% owned)	$7,226,520	$4,324,794	$25,011,993	$13,035,673
Affiliate investments (5% to 25% owned)	286,986	—	375,716	—

Total interest income	7,513,506	4,324,794	25,387,709	$13,035,673

Fees:				—
Non-control/non-affiliate investments (less than 5% owned)	74,432	225,686	260,289	366,830
Affiliate investments (5% to 25% owned)	7,610	—	9,887	—

Total fee income	82,042	225,686	270,176	366,830

Other investment income non-affiliate investments (less than 5% owned)	—	—	848,449	46,839

Total Investment Income	7,595,548	4,550,480	26,506,334	13,449,342

EXPENSES
Compensation expense	1,215,442	647,163	3,877,525	2,481,761
Consulting fees	—	—	—	554,796
Interest expense	1,414,311	270,888	4,332,582	3,517,989
Professional fees	267,457	244,923	1,045,613	730,550
Prepayment penalty	—	—	—	3,395,335
General and administrative	578,398	522,156	2,229,970	1,041,030

Total Expenses	3,475,608	1,685,130	11,485,690	11,721,461

Net Investment Income	4,119,940	2,865,350	15,020,644	1,727,881

NET REALIZED AND UNREALIZED GAIN (LOSS)
Realized gain (loss) on investments – Non-control/non-affiliate investments (less than 5% owned)	8,125	—	(3,262,966)	—
Net unrealized appreciation (depreciation) on investments – Non-control/non-affiliate investments (less than 5% owned)	399,450	115,860	3,858,931	(2,965,175)
Net unrealized depreciation on investments – Affiliate investments (5% to 25% owned)	(44,300)	—	(41,000)	—
Net unrealized gain on interest rate swap	39,170	—	12,961	—

Net realized and unrealized gain (loss)	402,445	115,860	567,926	(2,965,175)

NET INCOME (LOSS)	$4,522,385	$2,981,210	$15,588,570	$(1,237,294)

Earnings (loss) per share, basic	$0.29	$0.25	$1.10	$(0.17)

Earnings (loss) per share, diluted	$0.28	$0.25	$1.10	$(0.17)

Weighted average shares outstanding, basic	15,815,485	12,119,313	14,145,200	7,253,632

Weighted average shares outstanding, diluted	15,908,237	12,119,313	14,237,952	7,253,632

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONTACTS:
Richard P. Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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